Exhibit 5.1

October 30, 2020

EQT Corporation

EQT Plaza

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222-3111

Re:      Public Offering of up to 23,000,000 Shares of Common Stock of EQT Corporation

Ladies and Gentlemen:

We have acted as counsel to EQT Corporation, a Pennsylvania corporation (the “Company”), in connection with the offering by the Company of up to 23,000,000 shares of the Company’s common stock, no par value (the “Shares”), including up to 3,000,000 shares that may be sold pursuant to the exercise of an option by the underwriters, under the registration statement on Form S-3 (Reg. No. 333-234151) (the “Shelf Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on October 10, 2019, which automatically became effective upon filing, the related base prospectus, dated October 10, 2019 (the “Base Prospectus”), and the preliminary prospectus supplement, dated October 27, 2020 (the “Preliminary Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) under the Act, and an underwriting agreement, dated October 27, 2020, by and among the Company and Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named on Schedule I thereto (the “Underwriting Agreement”).

In connection with this opinion letter, we have examined the Shelf Registration Statement, the Prospectus, the Underwriting Agreement, and originals, or copies certified or otherwise identified to our satisfaction, of the Restated Articles of Incorporation, as amended through July 23, 2020, and the Amended and Restated Bylaws of the Company, as amended through May 1, 2020, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based on such examination and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company, and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinion set forth above is subject to the following limitations, exceptions, qualifications and assumptions:

A.	The opinion expressed herein is limited solely to the laws of the Commonwealth of Pennsylvania and we express no opinion with respect to the laws of any other state or jurisdiction. Furthermore, we express no opinion on any matter covered by the “blue sky” or securities laws of any state or foreign jurisdiction.

Morgan, Lewis & Bockius LLP

1700 Market Street Philadelphia, PA 19103 United States	+1.215.963.5000 +1.215.963.5001

EQT Corporation
October 30, 2020

B.	We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion.

We hereby consent to the use of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission (and its incorporation by reference into the Shelf Registration Statement) in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. Kirkland & Ellis LLP, counsel to the Company, may rely upon this opinion with respect to matters set forth herein that are governed by Pennsylvania law for purposes of its opinion in connection with the sale of the Shares. In rendering this opinion, we are opining only as to the specific legal issues expressly set forth herein, and no opinion shall be inferred as to any other matter or matters.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP